Exhibit 10.1

2013 Executive Individual Performance Factor Bonus Plan

Purpose of this Plan

This is the 2013 Financial Engines Executive Individual Performance Factor Bonus Plan (the “IPF Plan”). The purpose of this new plan is to incentivize the performance of certain designated executives of Financial Engines (the “Company”) against specified individual goals. Executives who are designated as eligible participants under the IPF Plan may also be eligible to earn bonuses under the existing Financial Engines Executive Cash Incentive Plan (the “CIP”), which is based upon Company performance against specified Company goals.

Eligibility

Only those Financial Engines executives who are designated by the Compensation Committee in writing shall be eligible to participate in the IPF Plan, pursuant to the conditions below.

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New executives who have been employed by the Company less than a full bonus period (one year) will be eligible to earn a bonus based on actual salary earned during the portion of the bonus period after they became employed

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Executives who work less than full time but more than part time (greater than an average of 20 hours per week) will have their bonuses paid, if earned, based on actual salary earned during the bonus period

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Bonus payments will be made to active executives only. Eligible executives on leave of absence when a payment is made will be eligible to earn their bonus upon returning from leave, calculated based on actual salary earned during the bonus period

•	Bonus payment calculations will be made only against regular salary paid during the bonus period, excluding any type of bonus payments, commissions, relocation or other extraordinary payments

Plan summary

1)	The bonus target for each executive is a percentage of base salary determined individually for each participating executive.

2)	Earned bonuses for executives are determined solely by individual achievement and continued employment through the payment date.

3)	Individual achievement is determined by individual performance relative to threshold and target individual performance goals, which shall be specified by the Compensation Committee. The individual performance factors may include asset retention rates, IRA or workplace integration new management fee run rates, contract revenue, and such other performance factors as may be specified by the Compensation Committee. Overall individual performance in this document is referred to as the Individual Performance Factor (IPF).

4)	The individual executive bonus amount is equal to up to 20% of the executive’s base salary if the IPF is achieved at or above the specified target level, and zero if the IPF is not achieved at or above the specified target level. If the IPF is achieved at less than the specified threshold level, the Compensation Committee may reduce the individual executive’s bonus, if any, under the CIP for the 2013 fiscal year by up to 20% of the executive’s base salary pursuant to its general discretion to reduce bonuses payable under the CIP. Achievement will not be rounded up or down.

5)	The bonus is calculated annually based on performance for the full 2013 fiscal year. Payment, if earned, will be calculated based on the full year individual results.

Plan payout timing

The Company shall distribute amounts payable to participants as soon as is practicable following the end of the fiscal year and the determination of the individual award, and certification by the CEO and the Compensation Committee of the Board of Directors, if required, subject to continued employment through the payment date. Payment will in no event be made later than March 15, 2014, so that all such payments are exempt from Section 409A of the Internal Revenue Code under Treasury Regulation Section 1.409A-1(b) (4). Payments will generally be made through the Company’s normal payroll process and shall be subject to tax withholding.

Terms of bonus plan

1)	One of the primary purposes of this plan is to provide incentives to retain our valued executives. To that end, an executive must be employed as of the payment date to be eligible to earn a bonus payment.

2)	Executives who are out on leave at the time of a payment will not earn that payment unless and until they return to work at the end of their leaves, subject to compliance with applicable law.

3)	Executives who are on approved leaves of absence will have their bonuses calculated based on their actual salary earned for the year, which may be less than if they had not had the leaves.

4)	If an executive receives a salary increase during the year, and the executive’s target bonus percentage does not change as a result of the promotion, the bonus payment for the period in which the increase occurred will be based on the actual salary earned during the year.

Administration

5)	Target levels will be adjusted for any accounting changes or any unanticipated unusual items approved by the Company’s Board of Directors, which cause the calculation of actual metrics to differ from that used in the development of the goal.

6)	Changes or exceptions in the administration of this plan may be made as legally or practically advisable or required. Changes or exceptions require the approval of the Compensation Committee of the Board of Directors.

7)	The Compensation Committee of the Board of Directors shall have the discretion to adjust bonus payments under this IPF Plan downward, but not upward.

Section 162(m)

Bonuses payable under the Company’s CIP are intended to qualify for exemption from the tax deduction limitations of Section 162(m) of the Internal Revenue Code based upon special transition rules applicable to plans in existence prior to an initial public offering. The IPF Plan is a new plan, based upon different elements and conditions. Bonuses payable under this plan are not intended to qualify for exemption from the Section 162(m) limitations.